Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK REPORTS EPS OF $0.47 IN FOURTH QUARTER
FROM CONTINUING OPERATIONS

LAKE FOREST, Ill., Jan. 25, 2007 -- Brunswick Corporation (NYSE: BC) reported today earnings from continuing operations of $0.47 per diluted share for the fourth quarter of 2006, compared with $0.85 per diluted share for the same quarter a year ago. Results for 2006 include a $0.25 per diluted share tax-related benefit and $0.14 per diluted share for costs associated with restructuring actions announced in November 2006. Results for 2005 include a $0.17 per diluted share tax-related benefit. Excluding the non-recurring tax benefits, earnings for the fourth quarter of 2006 totaled $0.22 per diluted share versus $0.68 per diluted share a year earlier.
Commenting on the quarter, Brunswick Chairman and Chief Executive Officer Dustan E. McCoy said, “We are pleased with our performance in light of the difficult marine market conditions we faced throughout the year. While sales from our marine operations were down 2 percent in their seasonally slow fourth quarter, the decline was partially offset by 9 percent growth from our fitness equipment business and sales gains at our bowling retail centers, which are seasonally stronger at this time of the year. These results demonstrate that we are continuing to make fundamental changes in our operating abilities and are a testament to the strength of our brands, the soundness of our strategy and the talents, abilities and commitment of our employees around the world.”
“Our balance sheet remained healthy with debt-to-total capital at 28.0 percent at year end, compared with 26.8 percent a year earlier, and cash totaled $283 million,” McCoy noted. “Our free cash flow from continuing operations for 2006 was $153 million, allowing us the financial flexibility to reinvest in our businesses and add value for our shareholders. For example, in 2006 between dividends and the repurchase of 5.6 million shares, we returned approximately $251 million to shareholders.”

Fourth Quarter Results
For the quarter ended Dec. 31, 2006, the company reported net sales from continuing operations of $1,370.8 million, down slightly from $1,381.7 million a year earlier. Excluding incremental sales from acquired businesses, sales declined 2 percent in the quarter. Operating earnings for the fourth quarter of 2006 totaled $30.5 million, as compared with $99.6 million in the year-ago quarter, and operating margins were 2.2 percent compared with 7.2 percent in the year-ago period. Contributing to the decline in both operating earnings and operating margins was an $18.9 million pre-tax restructuring charge recorded during the quarter for severance costs, asset write-downs and other costs associated with work force reductions, plant shutdowns and distribution realignment actions announced in November 2006.
Net earnings from continuing operations were $44.2 million, or $0.47 per diluted share, down from $83.7 million, or $0.85 per diluted share, for the fourth quarter of 2005. Net earnings per share for the fourth quarter of 2006 included tax-related benefits of $0.25 per diluted share, as well as the aforementioned restructuring charge equivalent to $0.14 per diluted share. The fourth quarter of 2005 included a $0.17 per diluted share tax-related benefit. Excluding tax-related benefits, earnings per diluted share totaled $0.22 and $0.68 for the fourth quarters of 2006 and 2005, respectively.
During the fourth quarter of 2006, the company repurchased approximately 1.0 million shares of its common stock for approximately $32.5 million.
In April 2006, the company announced its decision to pursue the sale of substantially all of its Brunswick New Technologies business unit, which is being accounted for as a discontinued operation. For the fourth quarter of 2006, the company reported a net loss from discontinued operations of $97.4 million, or $1.04 per diluted share, compared with net earnings of $4.6 million, or $0.05 per diluted share, for the fourth quarter of 2005.
In a December 2006 announcement, the company said that proceeds from the sale of BNT were expected to be less than its book value at that time. As a result, the company recorded $85.6 million of asset impairment charges, equivalent to $0.92 per diluted share, in the fourth quarter of 2006.

2006 Results
For the year ended Dec. 31, 2006, the company had net sales from continuing operations of $5,665.0 million, up 1 percent from $5,606.9 million in 2005. Excluding the benefit of acquisitions, sales were down 3 percent. Operating earnings from continuing operations totaled $341.2 million for the year, down from $468.7 million in 2005, and operating margins were 6.0 percent versus 8.4 percent a year ago. For 2006, operating earnings and operating margins were affected by the previously mentioned $18.9 million pre-tax restructuring charge.
Net earnings from continuing operations for 2006 were $263.2 million, or $2.78 per diluted share, compared with $371.1 million, or $3.76 per diluted share, in 2005. Results for 2006 included tax-related benefits of $0.50 per diluted share, as well as the previously mentioned $0.14 restructuring charge. Results for 2005 included tax-related benefits of $0.31 per diluted share and a $0.32 per diluted share gain on the sale of approximately 1.9 million shares of MarineMax, Inc. stock. Excluding the tax-related benefits and the gain on the stock sale, earnings for 2006 totaled $2.28 per diluted share compared with $3.13 per diluted share in 2005.
Tax-related benefits for both 2006 and 2005 were primarily due to the settlement of prior years’ federal and state tax audits.
For 2006, the company reported a net loss from discontinued operations of $129.3 million, or $1.37 per diluted share, compared with net earnings of $14.3 million, or $0.14 per diluted share for 2005. The net loss for 2006 includes the previously mentioned $85.6 million, or $0.91 per diluted share, of asset impairment charges.

Boat Segment
The Brunswick Boat Group comprises the Boat segment and includes 19 boat brands, as well as a marine parts and accessories business. The Boat segment reported net sales for the fourth quarter of $664.5 million, down 1 percent compared with $671.7 million in the fourth quarter of 2005. Excluding contributions from 2006 acquisitions, Boat segment sales decreased 4 percent in the quarter. Operating earnings for the Boat segment decreased to $9.3 million, down from $30.6 million reported in the fourth quarter of 2005, and operating margins declined to 1.4 percent from 4.6 percent. Approximately $4.2 million of the previously mentioned $18.9 million restructuring charge was recorded in the Boat segment during the fourth quarter of 2006 for plant closures, work force reductions and other cost-cutting measures.
For 2006, Boat segment sales were up 3 percent to $2,864.4 million from $2,783.4 million in 2005. Excluding incremental sales from acquisitions, Boat segment sales were down 4 percent for the year. Operating earnings for the Boat segment were $135.6 million, down from $192.5 million in 2005, and operating margins were 4.7 percent compared with 6.9 percent a year ago.
“For the year, our increase in boat sales was completely driven by acquisitions,” McCoy explained. “During 2006 we acquired Cabo Yachts and Diversified Marine and also had the benefit of a full year’s ownership of Kellogg Marine and our Triton and HarrisKayot boat brands. The reduction in operating margins was primarily due to lower production in most of our boat brands to manage pipeline inventories and a shift in product mix to lower-margin boats.”

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, reported net sales of $511.3 million in the fourth quarter of 2006, down 2 percent from $519.8 million in the year-ago fourth quarter. Operating earnings in the fourth quarter declined to $3.8 million versus $33.8 million, and operating margins were 0.7 percent compared with 6.5 percent for the same quarter in 2005. During the fourth quarter of 2006, approximately $9.5 million of the $18.9 million restructuring charge was recorded in the Marine Engine segment, primarily for severance costs.
For the full year, Marine Engine segment net sales were down 1 percent to $2,271.3 million from $2,300.6 million, and operating earnings were $193.8 million versus $250.5 million in 2005. Operating margins decreased for the year to 8.5 percent from 10.9 percent in 2005.
“Sales growth for the year was driven by contributions from Mercury Marine’s non-U.S. markets,” McCoy said. “Mercury’s international sales totaled nearly $822 million in 2006, up from approximately $791 million the previous year. Meanwhile, in our U.S. markets, sterndrive engine sales totaled $554 million for 2006 as compared with $561 million in 2005. The U.S. outboard engine business was off about 10 percent, coming in at $434 million in sales for the year, down from $480 million in 2005, reflecting the difficult U.S. marine market, as well as successful efforts to reduce pipeline inventories. Sales of Mercury’s domestic parts and services were up slightly to $353 million versus $352 million in 2006 and 2005, respectively.”
The company said that the decrease in segment operating earnings was largely due to fixed-cost absorption as a result of lower production rates to reduce pipeline inventory levels. Other contributing factors were costs to ramp up Asian manufacturing plants, higher research and development expense and the full-year impact of the mix shift to low-emission outboard engines, as well as the previously mentioned restructuring charge.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment. Segment net sales in the fourth quarter of 2006 totaled $192.8 million, up 9 percent from $176.1 million in the year-ago quarter. Operating earnings decreased 5 percent to $28.9 million from $30.4 million, and operating margins were 15.0 percent, down from 17.3 percent in the fourth quarter of 2005.
For 2006, the Fitness segment reported net sales of $593.1 million, up 8 percent from $551.4 million in 2005. Operating earnings in 2006 increased 3 percent to $57.8 million from $56.1 million, and operating margins were 9.7 percent compared with 10.2 percent a year ago.
“Sales momentum grew during the year, particularly in the consumer segment where new products such as the popular elliptical line and the T5 and T7 series of treadmills fueled growth in the fourth quarter,” McCoy explained. “Operating earnings and margins were under some pressure due to higher spending for research and development, the shift in our mix to lower-margin strength equipment and higher freight and installation costs.”

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey and foosball tables. Segment net sales in the fourth quarter of 2006 totaled $120.1 million, down 5 percent compared with $126.2 million in the year-ago quarter. Operating earnings were $5.6 million in the quarter versus $15.2 million in the comparable quarter in 2005, and operating margins were 4.7 percent compared with 12.0 percent a year ago. During the fourth quarter of 2006, the Bowling & Billiards segment recognized $4.5 million in restructuring charges, primarily for costs associated with distribution realignment activities.
For 2006, the segment reported net sales of $458.3 million, down 1 percent from $464.5 million in 2005. Operating earnings for the year were $22.1 million compared with $37.2 million in 2005, and operating margins were 4.8 percent versus 8.0 percent a year earlier. The decline in operating earnings was primarily due to the aforementioned restructuring charge, costs associated with the transition of bowling ball and coin-operated billiards table production to Mexico, as well as lower gains on the sale of bowling centers.
“For the quarter and the year, our bowling retail business benefited from the success of marketing efforts designed to bring more customers into our centers. This resulted in solid sales growth at both our Brunswick Zones, as well as the newer and larger Brunswick Zone XL centers,” McCoy said. “We plan to open three new Zone XL centers during 2007. Sales of bowling capital equipment were down in the quarter versus a year ago when we had a large shipment to an international customer, which resulted in a difficult year-over-year comparison. Sales of Brunswick billiards products increased due to strong demand for new tables introduced in the second half of the year, offsetting a decline in our Valley-Dynamo coin-operated billiards table segment. The move of coin-operated table manufacturing to Mexico will help us reduce costs in this operation.”

Looking Ahead
“As we look to 2007, we remain focused on our strategic initiatives, which will serve us well in the long term,” McCoy said. “Managing pipeline inventories in the near term, however, is important in a cyclical business. There were 34 weeks of supply of boats in the pipeline at year end, up from 31 weeks at the end of 2005, whereas engines were flat at 26 weeks of supply. For our planning purposes, we are not counting on an increase in retail demand this year to reduce field inventories. We are assuming marine retail demand will be down in the low- to mid-single digits. Therefore, we will be reducing production through at least the first half of 2007 to shrink pipelines. Reduced fixed-cost absorption on lower production will adversely affect sales and earnings.”
“Overall sales are expected to be relatively flat, give or take a couple of percentage points, with declines in our marine operations offset by mid-single digit growth from our fitness and bowling and billiards operations,” McCoy added. “Operating margins will be adversely affected by lower fixed-cost absorption on reduced production volumes, higher pricing offset by inflationary pressures on raw material costs, increased variable compensation costs, additional restructuring charges and a higher effective tax rate. The midpoint of our earnings estimate assumes operating margins will be down about 100 basis points. For 2007, we are estimating earnings in the range of $1.65 to $2.00 per share. The year-over-year comparisons will be the most difficult in the first quarter as the first part of 2006 was strong relative to the rest of the year. Consequently, our earnings will be more second-half weighted compared with the earnings pattern we would typically see.”
“Despite the challenges of a soft marine market, we continue to execute against our strategy, emphasizing the critical need to: get the product right, get the distribution right, be best cost in our industries, be global and attract and retain talent,” McCoy continued. “This has enabled us to grow through the ups and downs of the marine cycles and produce higher peak and trough earnings than in prior cycles. It is the dedication and contributions of our employees around the world that makes that happen.”

Forward-Looking Statements
Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing. These risks include, but are not limited to: the effect of a weak economy and stock market on consumer confidence and thus the demand for marine, fitness, billiards and bowling equipment and products; competitive pricing pressures; the success of new product introductions; the ability to maintain market share in high-margin products; competition from new technologies; competition in the consumer electronics markets; imports from Asia and increased competition from Asian competitors; the ability to obtain component parts from suppliers; the ability to maintain effective distribution; the financial strength of dealers, distributors and independent boat builders; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to maintain product quality and service standards expected by our customers; the ability to successfully manage pipeline inventories; the success of global sourcing and supply chain initiatives; the ability to successfully integrate acquisitions; the ability to successfully complete announced divestitures; the success of marketing and cost management programs; the ability to develop product technologies that comply with regulatory requirements; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the impact of weather conditions on demand for marine products and retail bowling center revenues; shifts in currency exchange rates; adverse foreign economic conditions; and the impact of interest rates and fuel prices on demand for marine products. Additional factors are included in the company’s Annual Report on Form 10-K for 2005 and Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2006.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, HarrisKayot, Hatteras, Laguna, Lowe, Lund, Maxum, Meridian, Örnvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
	Three Months Ended December 31
	2006	2005	% Change
	(unaudited)

Net sales	$1,370.8	$1,381.7	-1%
Cost of sales	1,102.2	1,073.4	3%
Selling, general and administrative expense	202.5	175.7	15%
Research and development expense	35.6	33.0	8%
Operating earnings (1)	30.5	99.6	-69%
Equity earnings	0.2	4.2	-95%
Other income (expense), net	0.3	(0.4)	NM
Earnings before interest and income taxes	31.0	103.4	-70%
Interest expense	(17.0)	(13.6)	25%
Interest income	5.6	4.9	14%
Earnings before income taxes	19.6	94.7	-79%
Income tax provision (benefit)	(24.6)	11.0
Net earnings from continuing operations	44.2	83.7	-47%

Discontinued operations:
Earnings (loss) from discontinued operations, net of tax	(11.8)	4.6
Impairment charges on assets held for sale, net of tax	(85.6)	-
Net earnings (loss) from discontinued operations, net of tax	(97.4)	4.6	NM

Net earnings (loss)	$(53.2)	$88.3	NM

Earnings per common share:
Basic
Earnings from continuing operations	$0.48	$0.86	-44%
Earnings (loss) from discontinued operations	(1.05)	0.05	NM

Net earnings (loss)	$(0.57)	$0.91	NM

Diluted
Earnings from continuing operations	$0.47	$0.85	-45%
Earnings (loss) from discontinued operations	(1.04)	0.05	NM

Net earnings (loss)	$(0.57)	$0.90	NM

Weighted average number of shares used for computation of:
Basic earnings per share	92.3	96.7	-5%
Diluted earnings per share	93.0	97.8	-5%

Effective tax rate (2)	NM	11.6%

Supplemental Information
Diluted earnings from continuing operations	$0.47	$0.85	-45%
Non-recurring tax benefits (2)	(0.25)	(0.17)	NM

Diluted earnings from continuing operations, as adjusted	$0.22	$0.68	-68%

Diluted earnings (loss) from discontinued operations	$(1.04)	$0.05	NM
Impairment charges on assets held for sale	0.92	-	NM

Diluted earnings (loss) from discontinued operations, as adjusted	$(0.12)	$0.05	NM

(1)	Operating earnings in the fourth quarter of 2006 include an $18.9 million pre-tax restructuring charge, equivalent to $0.14 per diluted share.
(2)
The decrease in the effective tax rate for the fourth quarter of 2006 was primarily due to higher non-recurring tax benefits of $23.6 million, compared with $17.0 million in the fourth quarter of 2005.

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
	Year Ended December 31
	2006	2005	% Change
	(unaudited)

Net sales	$5,665.0	$5,606.9	1%
Cost of sales	4,439.3	4,285.3	4%
Selling, general and administrative expense	752.3	729.4	3%
Research and development expense	132.2	123.5	7%
Operating earnings (1)	341.2	468.7	-27%
Equity earnings	14.9	18.1	-18%
Investment sale gain (2)	-	38.7	NM
Other expense, net	(1.9)	(1.4)	-36%
Earnings before interest and income taxes	354.2	524.1	-32%
Interest expense	(60.5)	(53.2)	14%
Interest income	16.0	15.0	7%
Earnings before income taxes	309.7	485.9	-36%
Income tax provision	46.5	114.8
Net earnings from continuing operations	263.2	371.1	-29%

Discontinued operations:
Earnings (loss) from discontinued operations, net of tax	(43.7)	14.3
Impairment charges on assets held for sale, net of tax	(85.6)	-
Net earnings (loss) from discontinued operations, net of tax	(129.3)	14.3	NM

Net earnings	$133.9	$385.4	-65%

Earnings per common share:
Basic
Earnings from continuing operations	$2.80	$3.80	-26%
Earnings (loss) from discontinued operations	(1.38)	0.15	NM

Net earnings	$1.42	$3.95	-64%

Diluted
Earnings from continuing operations	$2.78	$3.76	-26%
Earnings (loss) from discontinued operations	(1.37)	0.14	NM

Net earnings	$1.41	$3.90	-64%

Weighted average number of shares used for computation of:
Basic earnings per share	94.0	97.6	-4%
Diluted earnings per share	94.7	98.8	-4%

Effective tax rate (3)	15.0%	23.6%

Supplemental Information
Diluted earnings from continuing operations	$2.78	$3.76	-26%
Non-recurring tax benefits (3)	(0.50)	(0.31)	NM
Investment sale gain (2)	-	(0.32)	NM

Diluted earnings from continuing operations, as adjusted	$2.28	$3.13	-27%

Diluted earnings (loss) from discontinued operations	$(1.37)	$0.14	NM
Non-recurring tax benefits	-	(0.02)	NM
Impairment charges on assets held for sale	0.91	-	NM

Diluted earnings (loss) from discontinued operations, as adjusted	$(0.46)	$0.12	NM

(1)	Operating earnings in 2006 include an $18.9 million pre-tax restructuring charge, equivalent to $0.14 per diluted share.
(2)	The company sold its investment in MarineMax, Inc., pursuant to a registered public offering by MarineMax.
(3)	The decrease in the effective tax rate for fiscal year 2006 was primarily due to higher non-recurring tax benefits of $47.0 million, compared with $30.8 million in fiscal year 2005.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended December 31
	Net Sales			Operating Earnings (1)			Operating Margin
	2006	2005	% Change	2006	2005	% Change	2006	2005

Boat	$664.5	$671.7	-1%	$9.3	$30.6	-70%	1.4%	4.6%
Marine Engine	511.3	519.8	-2%	3.8	33.8	-89%	0.7%	6.5%
Marine eliminations	(117.8)	(112.0)		-	-
Total Marine	1,058.0	1,079.5	-2%	13.1	64.4	-80%	1.2%	6.0%

Fitness	192.8	176.1	9%	28.9	30.4	-5%	15.0%	17.3%
Bowling & Billiards	120.1	126.2	-5%	5.6	15.2	-63%	4.7%	12.0%
Eliminations	(0.1)	(0.1)		-	-
Corp/Other	-	-		(17.1)	(10.4)	-64%

Total	$1,370.8	$1,381.7	-1%	$30.5	$99.6	-69%	2.2%	7.2%

	Year Ended December 31
	Net Sales			Operating Earnings (1)			Operating Margin
	2006	2005	% Change	2006	2005	% Change	2006	2005

Boat	$2,864.4	$2,783.4	3%	$135.6	$192.5	-30%	4.7%	6.9%
Marine Engine	2,271.3	2,300.6	-1%	193.8	250.5	-23%	8.5%	10.9%
Marine eliminations	(521.8)	(491.6)		-	-
Total Marine	4,613.9	4,592.4	0%	329.4	443.0	-26%	7.1%	9.6%

Fitness	593.1	551.4	8%	57.8	56.1	3%	9.7%	10.2%
Bowling & Billiards	458.3	464.5	-1%	22.1	37.2	-41%	4.8%	8.0%
Eliminations	(0.3)	(1.4)		-	-
Corp/Other	-	-		(68.1)	(67.6)	-1%

Total	$5,665.0	$5,606.9	1%	$341.2	$468.7	-27%	6.0%	8.4%

(1)
Operating earnings in 2006 include an $18.9 million pre-tax restructuring charge recorded in the fourth quarter, including $4.2 million in the Boat segment, $9.5 million in the Marine Engine segment, $4.5 million in the Bowling & Billiards segment and $0.7 million in Corp/Other.

Brunswick Corporation
Comparative Consolidated Balance Sheets
(in millions)

	December 31,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$283.4	$487.7
Accounts and notes receivables, net	492.3	471.6
Inventories
Finished goods	410.4	384.3
Work-in-process	308.4	298.5
Raw materials	143.1	134.1
Net inventories	861.9	816.9
Deferred income taxes	249.9	274.8
Prepaid expenses and other	85.4	70.3
Current assets held for sale	105.5	113.7
Current assets	2,078.4	2,235.0

Net property	1,014.9	953.3

Other assets
Goodwill and other intangibles	986.2	949.2
Investments and other long-term assets	338.0	391.0
Long-term assets held for sale	32.8	93.0
Other assets	1,357.0	1,433.2

Total assets	$4,450.3	$4,621.5

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$0.7	$1.1
Accounts payable	448.6	431.7
Accrued expenses	748.9	803.8
Current liabilities held for sale	95.0	68.6
Current liabilities	1,293.2	1,305.2

Long-term debt	725.7	723.7
Other long-term liabilities	550.9	608.1
Long-term liabilities held for sale	8.7	5.7
Common shareholders' equity	1,871.8	1,978.8

Total liabilities and shareholders' equity	$4,450.3	$4,621.5

Supplemental Information
Debt-to-capitalization rate	28.0%	26.8%

Brunswick Corporation
Comparative Consolidated Condensed Statements of Cash Flows
(in millions)
	Year Ended December 31
	2006	2005
	(unaudited)
Cash flows from operating activities
Net earnings	$263.2	$371.1
Depreciation and amortization	167.3	156.3
Changes in noncash current assets and current liabilities	(92.8)	(53.6)
Income taxes and other, net	13.3	(52.2)
Net cash provided by (used for) operating activities of continuing operations	351.0	421.6
Net cash provided by (used for) operating activities of discontinued operations	(35.7)	11.3
Net cash provided by (used for) operating activities	315.3	432.9

Cash flows from investing activities
Capital expenditures	(205.1)	(223.8)
Acquisitions of businesses, net of cash and debt acquired	(86.2)	(130.3)
Investments	6.1	(18.1)
Proceeds from sale of property, plant and equipment	7.2	13.4
Proceeds from investment sale (1)	-	57.9
Other, net	(0.4)	(1.2)
Net cash provided by (used for) investing activities of continuing operations	(278.4)	(302.1)
Net cash provided by (used for) investing activities of discontinued operations	(5.5)	(20.7)
Net cash provided by (used for) investing activities	(283.9)	(322.8)

Cash flows from financing activities
Net issuances (repayments) of commercial paper and
other short-term debt	(0.2)	(0.6)
Net proceeds from issuance of long-term debt	250.3	1.3
Payments of long-term debt including current maturities	(251.1)	(6.7)
Stock repurchases	(195.6)	(76.0)
Cash dividends paid	(55.0)	(57.3)
Stock options exercised	15.9	17.1
Net cash provided by (used for) financing activities of continuing operations	(235.7)	(122.2)
Net cash provided by (used for) financing activities of discontinued operations	-	-
Net cash provided by (used for) financing activities	(235.7)	(122.2)

Net increase (decrease) in cash and cash equivalents	(204.3)	(12.1)
Cash and cash equivalents at January 1	487.7	499.8

Cash and cash equivalents at December 31	$283.4	$487.7

Free cash flow from continuing operations
Net cash provided by (used for) operating activities of continuing operations	$351.0	$421.6

Net cash provided by (used for):
Capital expenditures	(205.1)	(223.8)
Proceeds from investment sale (1)	-	57.9
Proceeds from sale of property, plant and equipment	7.2	13.4
Other, net	(0.4)	(1.2)

Total free cash flow from continuing operations	$152.7	$267.9

(1)	Pre-tax proceeds from the sale of the company's investment in MarineMax, Inc., net of selling costs.